Exhibit 99.1

NEWS RELEASE
BROOKFIELD HOMES REPORTS NET NEW HOME ORDERS AND OTHER
PRELIMINARY OPERATING ITEMS FOR THE FOURTH QUARTER, AND
NOTICE OF YEAR END CONFERENCE CALL AND WEBCAST
Fairfax, Virginia, January 8, 2008 — (BHS: NYSE)
Net New Home Orders
A summary by region of the net new orders and active selling communities follows:

	Active Selling Communities(1)		Net New Home Orders(1)
	Three months ended		Three months ended		Years ended
	December 31		December 31		December 31
	2007	2006	2007	2006	2007	2006

Northern California	4	3	39	31	141	112
Southland / Los Angeles	7	7	24	53	203	321
San Diego / Riverside	7	9	16	70	123	241
Washington D.C. Area	13	13	29	61	259	268
Corporate and other	2	2	(4)	(6)	9	18

	33	34	104	209	735	960

(1)	Includes joint ventures
Housing market conditions remained challenging this past quarter as a result of continued high levels of inventories for resale and new homes for sale, low homebuyer confidence and tightening lending standards resulting in deteriorating affordability. As a result, our new home orders were 104 units, a decrease of 105 units when compared to the same period last year. Overall, the company’s net new orders for the year ended December 31, 2007 were 735 units, a decrease of 225 units compared to 2006. Based on the average of 33 active selling communities, the company’s sales rate during 2007 was approximately 0.4 sales per week per community, below the one sale per week, which has been considered a stable housing market.
Home and Lot Closings
In 2007, Brookfield Homes Corporation closed 839 homes and 1,328 lots, including joint ventures, for a total of 2,167 home and lot closings. This compares to a total of 2,015 home and lot closings in 2006, including joint ventures. The company’s backlog at December 31, 2007 was 155 homes, a decrease of

104 homes when compared to the same period last year. The 2007 lot closings include the sale of 79 owned lots and also 1,249 lots held under option in Southern California.
Housing and Land Carrying Values
In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” the company regularly reviews its housing and land assets for recoverability. As a result of continued challenging market conditions, the company has again lowered its expectation of future revenues on its projects. As a result, the company anticipates impairment charges and write-downs on its housing and land inventory for the three months ended December 31, 2007 in the range of $50 million to $60 million or $28 million to $33 million after minority interest and taxes. This translates into a net charge against income of approximately $1.05 to $1.24 per share.
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Beginning in the first quarter of 2008, the company will report its quarterly net new home orders in conjunction with its quarterly earnings release.
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Conference Call and Webcast for Investors and Analysts
You are invited to participate in Brookfield Homes’ Year End Conference Call on Monday, February 4, 2008 at 11 a.m. (ET) to discuss with members of senior management our results and current business initiatives.
Brookfield Homes will release its 2007 year end financial results on Friday, February 1st (after market closes), and it will be available on the website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Brookfield Homes’ supplemental information package will also be available under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.
To participate in the Conference Call, please dial 1-800-319-4610, toll free in North America or 604-638-5340, at approximately 10 minutes prior to the start time. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight March 4, 2008. To access this rebroadcast, please call 1-800-319-6413, toll free in North America or 604-638-9010 (pincode 2818).
Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes approximately 27,000 lots owned and controlled in the Northern California; Southland / Los Angeles; San Diego / Riverside; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed results of operations of the company, anticipated impairment charges and writedowns for the three months ended December 31, 2007, and those statements preceded by, followed by, or that include the words “anticipate”, “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.